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                                                                       EXHIBIT 5
                                 BAKER & BOTTS
                                     L.L.P.
                                ONE SHELL PLAZA
                                 910 LOUISIANA
                           HOUSTON, TEXAS  77002-4995

F-3.0                                                               May 23, 1994



Pennzoil Company
Pennzoil Place
P.O. Box 2967
Houston, Texas 77252-2967

Gentlemen:

                 As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Pennzoil Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to 25,000 additional shares of common stock, par value $0.83 -1/3 per share, of the Company (the "Common Stock") issuable under the terms of the Pennzoil Company Savings and Investment Plan for Hourly Employees (the "Plan"), certain legal matters in connection with the Common Stock and the participation in the Plan are being passed upon for the Company by us. At the Company's request, this opinion of counsel is being furnished for filing as Exhibit 5 to the Registration Statement.

                 In our capacity as counsel to the Company in the connection referred to above, we have familiarized ourselves with the Company's Restated Certificate of Incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.

                 Based upon our examination as aforesaid, we are of the opinion that:
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Pennzoil Company                        -2-                         May 23, 1994




                 1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

                 2. Upon the due authorization and issuance of newly issued shares of Common Stock by the Company to the Plan trustee from time to time pursuant to the provisions of the Plan for a consideration at least equal to the par value of such shares, such shares of Common Stock will be validly issued, fully paid and nonassessable.

                                                Very truly yours,

                                                BAKER & BOTTS, L.L.P.